EMPLOYMENT SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE
THIS EMPLOYMENT SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE (the “Agreement”) is entered into by and between Axalta Coating Systems Ltd., a Bermuda exempted limited liability company (the “Company”), and Terrence S. Hahn (“Executive”) (and individually a “Party” or collectively, the “Parties”), effective as of the eighth day following Executive’s signature of it without revocation (the “Effective Date”).
WHEREAS, the Company and Executive are parties to that certain Offer Letter, dated July 25, 2018 (the “Offer Letter”), Executive Restrictive Covenant and Severance Agreement, dated July 25, 2018 (the “Restrictive Covenants Agreement”), Indemnification and Advancement Agreement, dated September 4, 2018 (the “Indemnification Agreement”), and award agreements governing grants of stock options and restricted stock units;
WHEREAS, Executive resigned his employment and membership on the Company’s Board of Directors (the “Board”), effective October 7, 2018 (the “Separation Date”), following an investigation by the Company’s outside counsel of behavior by Executive that the Company believes is inconsistent with Company policies; and
WHEREAS, the Company and Executive desire to resolve all disputes between them, including but not limited to with respect to Executive’s severance rights, on the terms and conditions set forth in this Agreement. For the avoidance of doubt, nothing in this Agreement will be deemed to release or waive Executive’s right to indemnification and advancement by the Company or any of its affiliates under any applicable contract or law.
NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
1.    Payment of Accrued Wages and Expenses Through the Separation Date.
(a)    On October 19, 2018 the Company issued to the Executive his final paycheck, reflecting (i) Executive’s fully earned but unpaid base salary, through the Separation Date at the rate then in effect, and (ii) all accrued, unused vacation due Executive through the Separation Date. Except as otherwise set forth herein, Executive acknowledges and agrees that with the final check issued on October 19, 2018, the Executive has received all monies, bonuses, commissions, or other compensation he earned or was due during his employment by the Company.
(b)    Expense Reimbursements. The Company, within thirty (30) days after the Effective Date will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Separation Date, including any and all reasonable and necessary temporary housing expenses and travel expenses incurred in 2018 through the Separation Date. Executive shall submit such expenses to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Separation Date. Expense reimbursements will include, among others, a payment to Executive for his attorneys’ fees, not to exceed $10,000, incurred for a review of the Offer Letter and Restrictive Covenants Agreement.
(c)    Benefits. With the exception of healthcare benefits for Executive and his immediate family which continue until and including October 31, 2018, Executive’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Separation Date. To the extent permitted by law and subject to the express provisions in Section 2 below, Executive and his immediate family may elect to and are eligible to receive continued healthcare coverage as provided for in the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents, in accordance with the provisions of COBRA.
2.    Separation Benefits. Contingent upon this Agreement becoming effective in accordance with the terms of Section 4(f) below, Executive shall be permitted to retain (a) the sign-on bonus he received in the amount of $500,000 and (b) the option award granted to Executive on September 7, 2018 for the purchase of 158,754 shares of Company common stock at an exercise price of $29.40 per share (the “Sign-On Stock Option”) and the restricted stock unit award granted to Executive on September 7, 2018 for 42,517 units (the “Sign-On RSUs”). In furtherance of the foregoing, (i) the Sign-On RSUs will vest in full and be settled in shares of Company common stock within two business days of the Effective Date, and (ii) the Sign-On Stock Option shall vest in full and first become exercisable on the Effective Date. Executive acknowledges and agrees that, other than the Sign-On Stock Option and Sign-On RSUs, he is not entitled to any additional Company equity awards and that, except as referenced in this Section 2, all equity awards issued to Executive expired on the Separation Date and the Sign-On Stock Option and Sign-On RSUs remain subject to the applicable equity award plan, notices of grant and award agreements. Contingent upon this Agreement becoming effective in accordance with the terms of Section 4(f) below, the Company shall also pay Executive an amount equal to the premiums Executive would be required to pay under COBRA (without regard to whether Executive is eligible for or elects continuation of healthcare benefits under COBRA) to continue Executive’s and Executive’s covered dependents’ medical, dental and vision coverage in effect on the Separation Date. The Company shall calculate the amount of such payment by multiplying the premium amount for the first month of continuation coverage under COBRA by 24 and the Company shall pay such amount in a single lump sum within thirty (30) days from the date Executive signs this Agreement. Except as otherwise set forth herein, Executive further acknowledges and agrees that the payments and benefits outlined in Sections 1 and 2 of this Agreement are the only payments and benefits to which Executive is entitled and are in lieu of, without limitation, any severance or termination benefits under any severance plan or program of the Company, including the Offer Letter and the Restrictive Covenants Agreement.
3.    Confirmation of Continuing Obligations.
(a)    Restrictive Covenants. Executive acknowledges that Executive continues to be bound by Sections 3, 4, 6, 7, 8, and 11 of the Restrictive Covenants Agreement, and any other agreement governing the use of the Company’s confidential information that Executive signed in connection with Executive’s employment in accordance with the terms thereof.

Notwithstanding the generality of the foregoing, the Company waives Section 3(a)(i) of the Restrictive Covenants Agreement.
(b)    Nondisparagement. The parties acknowledge and agree to comply at all times in the future with the nondisparagement obligations of Section 5 of the Restrictive Covenants Agreement.
(c)    Return of Property. On or promptly following the Separation Date, and in no event later than November 21, 2018, Executive shall return to the Company all of the Company’s property, documents (hard copy or electronic files), and information. Executive has not and will not copy or transfer any Company information, nor will Executive maintain any Company information after the Separation Date. On or promptly following the Separation Date, and in no event later than November 21, 2018, Company shall return to Executive his personal property.
(d)    Remedy in the Event of Breach. In addition to all other rights and remedies available to the Company under law or in equity, in the event of Executive’s breach of this Section 3 of this Agreement, the Company shall be entitled to revoke all payments and benefits under Section 2 above not paid to Executive as of the date of such breach and recoup all payments and benefits previously paid to Executive under Section 2 above as may be determined by an arbitrator or a court following the provisions in Section 10 below.
(e)    Whistleblower Provision. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality and Inventions Assignment Agreement, (i) Executive will not be prevented from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), and (ii) Executive acknowledges that he will not be held criminally or civilly liable for (A) the disclosure of confidential or proprietary information that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) disclosure of confidential or proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order.
4.    General Release of Claims by Executive.
(a)    In exchange for the severance benefits of this Agreement, and in consideration of the further agreements and promises set forth herein, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company (including but not limited to membership on the Company’s Board) or the resignation thereof, and Executive’s right to purchase, or actual purchase of any common shares or other equity interests of the Company or any of its affiliates, including any and all Claims arising under federal, state, or local laws relating to employment, including without limitation Claims of wrongful discharge, breach of express or implied contract, fraud, negligent or intentional misrepresentation, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, disability benefits, or other liability in tort or contract; Claims for recovery of attorneys’ fees and costs; Claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement or any other agreement; and all legal and equitable Claims of any kind that may be brought in any court or administrative agency including, without limitation, Claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Fair Credit Reporting Act, 15 U.S.C. Section 1681, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2100, et seq.; the Sarbanes-Oxley Act, 18 U.S.C. Section 1514A.1, et seq.; the federal and any state constitution; and all Pennsylvania state and local laws.
(b)    Notwithstanding the generality of the foregoing, Executive does not release the following Claims: (i) Claims under this Agreement; (ii) Claims for unemployment compensation, workers’ compensation, or any disability benefits pursuant to the terms of applicable law or policy; (iii) Claims pursuant to the terms and conditions of the federal law known as COBRA; (iv) Claims for indemnity under the bye-laws of the Company, as provided for by Bermuda law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company; (v) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or any other federal, state or local government agency Claims of discrimination, harassment, interference with leave rights or retaliation; provided, however, that Executive does release Executive’s right to secure any damages for such alleged treatment; and (vi) Executive’s right to communicate or cooperate with any government agency.

(c)    Executive acknowledges that he has been advised that, by statute or common law, a general release may not extend to Claims of which Executive is not aware at the time of entering into this Agreement which, if known by Executive may or would have materially affected his decision to enter into the Agreement. Being aware of this fact, Executive waives any right he may have by statute or under common law principles to preserve his ability to assert such unknown Claims.
(d)    Executive acknowledges that Executive is entitled to have twenty-one (21) days’ time in which to consider this Agreement. Executive further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Agreement, and Executive has had sufficient time to consider the terms of this Agreement. Executive represents and acknowledges that if Executive executes this Agreement before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.
(e)    Executive understands that after executing this Agreement, Executive has the right to revoke it within seven (7) days after his execution of it. Executive understands that this Agreement will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Agreement in writing. Executive understands that this Agreement may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Agreement must be made in writing and delivered to Michael F. Finn, Senior Vice President and General Counsel by email at michael.finn@axalta.com on or before 5 p.m. Eastern on the 7th day following Executive’s signature of the Agreement.
(f)    Executive understands that this Agreement shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (e) above.
(g)    Executive further understands that Executive will not receive the separation benefits under Section 2 of this Agreement unless it is timely executed and allowed to become effective.
5.    General Release of Claims by the Company.
(a)    In exchange for the contractual obligations and promises set forth in this Agreement, the Releasees hereby release and forever discharge Executive, his executors, heirs, administrators, representatives and assigns, from any and all Claims which the Company had, has or may have based on any and all events or circumstances arising or occurring on or before the date hereof arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company (including but not limited to membership on the Company’s Board) or the resignation thereof, including without limitation, Claims for breach of express or implied contract, fraud, negligent or intentional misrepresentation, promissory estoppel, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, any and all torts, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, or any and all other liability in tort or contract; Claims for recovery of attorneys’ fees and costs, as well as any and all other damages or losses; and, any and all administrative, legal and/or equitable Claims of any kind that may be brought in any court, forum, and/or administrative agency, whether under federal, state and/or local law.
(b)    Notwithstanding the generality of the foregoing, the Company does not release the following Claims: (i) Claims arising under or with respect to this Agreement; and (ii) the Company’s right to communicate or cooperate with any government agency or as required by law or court order.
(c)    The Company acknowledges that it has been advised that, by statute or common law, a general release may not extend to Claims of which the Company is not aware at the time of entering into this Agreement which, if known by the Company may or would have materially affected its decision to enter into the Agreement. Being aware of this fact, the Company waives any right it may have by statute or under common law principles to preserve its ability to assert such unknown Claims.
6.    Additional Representations and Warranties By Executive. Executive represents that Executive has no pending complaints or charges against the Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Executive signs this Agreement, is not owed wages, commissions, bonuses or other compensation, other than as set forth in this Agreement, and did not, during the course of Executive’s employment sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law. Except as expressly permitted by this Agreement, Executive further represents that Executive will not in the future, file, participate in, encourage, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the Releasees, or any of them. unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the execution of this Agreement. Nothing in this Section 6 is intended to affect Executive’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.
7.    Indemnification. The Company acknowledges and agrees that the Indemnification Agreement remains in full force and effect. Executive expressly and unconditionally reserves all rights and remedies, whether at law or equity, as set forth in the Indemnification Agreement.
8.     No Admission of Liability. By entering into this Agreement, the parties do not admit, and specifically deny, any liability, wrongdoing or violation of any statutory or common law, order, regulation or policy whether under federal, state and/or local law.
9.    Knowing and Voluntary. Executive represents and agrees that, prior to signing this Agreement, Executive had the opportunity to discuss the terms of this Agreement with legal counsel of Executive’s choosing. Executive further represents and agrees that Executive is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise was made to cause Executive to enter into this Agreement, other than what is promised in this Agreement. Executive further confirms that Executive has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for Executive’s agreement.
10.    Dispute Resolution.

(a)    Notice. Should a dispute arise out of or relate to this Agreement and/or the interpretation, enforcement and/or breach of this Agreement which the Parties cannot resolve informally, then the complaining Party shall provide written notice to the other Party, which notice shall contain as much detail as practical about the alleged dispute, no less than three (3) business days before initiating any arbitration or litigation related to such dispute.
(b)    Arbitration. As to the Parties to this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement, the subject matter hereof, or the interpretation, enforcement, performance, breach or termination hereof (other than those alleging a violation of confidentiality, surviving Sections of the Restrictive Covenant Agreement, or conduct that has or may result in irreparable harm or otherwise warrants an application for injunctive relief), shall be arbitrated before JAMS, using the JAMS Comprehensive Arbitration Rules & Procedures then in effect. Any such arbitration shall be conducted in the English language by a single arbitrator agreed upon by both Parties or, if the Parties cannot agree on the selection of an arbitrator within ten (10) days from service of an arbitration demand, then JAMS shall appoint a single arbitrator as provided for in the JAMS Comprehensive Arbitration Rules & Procedures then in effect. An appointment by JAMS of an arbitrator shall consider the scope and nature of this Agreement, as well the scope, subject matter and complexity of any claim submitted to arbitration. The Parties shall conduct any such arbitration in the United States, in Philadelphia, Pennsylvania. Notwithstanding any choice of law provision in this Agreement, this provision shall be interpreted in accordance with the United States Arbitration Act (9 U.S.C. § 1, et seq.). The Parties shall conduct discovery as provided for in the JAMS Comprehensive Arbitration Rules & Procedures then in effect. The arbitrator shall give effect to any applicable statute of limitation under Pennsylvania law in determining any claim, and the arbitrator shall have sole and complete discretion to determine the arbitrability of any claim. The Parties shall treat as confidential any arbitration proceeding under this Section, including, but not limited to, demands for arbitration, submissions to the arbitrator, documents produced, any other pretrial discovery allowed by the arbitrator, evidence taken at a hearing, as well as the arbitrator’s decision and award; provided that the Parties may disclose information received in arbitration or concerning the arbitration as required by law or court order. Judgment upon the decision and award rendered by the arbitrator may be entered in any court having jurisdiction.
(c)    Remedies for Temporary or Preliminary Injunctive Relief. No provision of this Section 10 shall limit the right of a Party to secure temporary or preliminary injunctive relief from a court of competent jurisdiction before, after or during, the pendency of any arbitration. The exercise of any such remedy for temporary or preliminary injunctive relief does not waive the right of a Party to arbitration as set forth in this Section. The institution and maintenance of any such action for temporary or preliminary injunctive relief shall not constitute a waiver of the right of either Party to submit a dispute, controversy or claim to arbitration if the other Party contests such action for injunctive relief. For any such temporary or preliminary injunction action or proceeding, the Parties agree to bring such action only in a state or federal court located in Philadelphia County in the Commonwealth of Pennsylvania. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.
(d)    Attorneys’ Fees, Expenses and Costs; Arbitrator’s Fees and Costs. In any arbitration or action for temporary or preliminary injunctive relief as described in this Section, each Party shall be responsible for, and pay, its own attorneys’ fees, expenses and out-of-pocket costs incurred in any arbitration or action for temporary or preliminary injunctive relief including, but not limited to, expert witness fees, expenses and out-of-pocket costs of investigation, discovery (including ediscovery), court reporters, duplicating services, travel, lodging and meals. In any arbitration as provided for in this Section 10, Executive and Company shall each be responsible for, and pay, one-half of the arbitrator’s fees and reasonable out-of-pocket costs.
11.    Miscellaneous.
(a)    Modification; Prior Claims. This Agreement, the Indemnification Agreement, the award agreements governing the Sign-On Option and Sign-On RSUs, and the Restrictive Covenants Agreement, each as modified herein, set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all existing agreements between them concerning such subject matter. Except as preserved by express reference in Sections 3(a) and 3(b), the Offer Letter and the Restrictive Covenants Agreement shall be superseded entirely by this Agreement and such agreements shall be terminated and be of no further force or effect. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
(b)    Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
(c)    Third‑Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(d)    Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.
(e)    Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.
(f)    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflicts of law provisions thereof.
(g)    Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, all parties shall have the opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.
(h)    Severability. If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement. The Parties further agree that any such court or arbitral authority is expressly authorized to modify any such unenforceable provision of this Agreement instead of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court or arbitrator shall be binding upon and enforceable against each of them. Nothing in this Section shall be construed to limit the right of the Parties to appeal any arbitration decision as permitted by law or JAMS rules.
(i)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.
(j)    Withholding and other Deductions. All compensation payable or provided to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order. The Company shall process a revised IRS Form W-4 presented by Executive to the Company to reflect his current address.

(k)    Code Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, no payment or benefit to be paid or provided to Executive upon his resignation from employment, if any, pursuant to this Agreement that, when considered together with any other payments or benefits, are considered deferred compensation under Code Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Code Section 409A. Similarly, no amounts payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Code Section 409A at the time of Executive’s resignation from employment (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iii)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute a Deferred Payment for purposes of clauses (i) and (ii) above.
(iv)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the limits set forth therein will not constitute a Deferred Payment for purposes of clauses (i) and (ii) above.

(v)    This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (A) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (B) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any Section 409A Penalties on Executive.
(vi)    Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
(l)    Taxes; Right to Seek Independent Advice. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law. Executive acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Executive and that Executive is free to, and is hereby advised to, consult with a legal or tax advisor of Executive’s choosing.
(m)    Form 8-K. The Executive and the Company mutually agree that they shall make no public statements, whether written or oral, concerning or regarding Executive’s departure from the Company, except for communicating in sum and substance the information in the Form 8-K (including its exhibits), which the Company filed with the Securities and Exchange Commission on October 12, 2018 (the “October 12, 2018 Form 8-K Disclosure”). In any supplemental filing by the Company of a Form 8-K for the purposes of reporting this Agreement, and in any filing by the Company of a Form 10-K (which will include a copy of this Agreement) and/or of a Proxy Statement, as it pertains to any disclosure about Executive and the Company, Company shall only restate the language of the October 12, 2018 Form 8-K Disclosure.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
AXALTA COATING SYSTEMS LTD.

By:
                        Name:
                        Title:

EXECUTIVE

                        Terrence S. Hahn

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